SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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GOOD GUYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GOOD GUYS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 26, 2003

     The Annual Meeting of Stockholders of Good Guys, Inc. will be held at the Company’s Corporate Headquarters, 1600 Harbor Bay Parkway, Suite 200, Alameda, California on June 26, 2003, at 10:00 a.m. Pacific Daylight Time, for the following purposes:

1.	To elect Directors to serve for the ensuing year and until their successors are duly elected and qualified.
2.	To approve an increase by 500,000 in the number of shares covered by the 1994 Stock Incentive Plan.
3.	To approve an increase by 750,000 in the number of shares covered by the Employee Stock Purchase Plan.
4.	To ratify the selection of Deloitte & Touche LLP as independent certified public accountants for the Company.
5.	To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on May 12, 2003, are entitled to notice of and to vote at the meeting and any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS Kenneth R. Weller Chairman, Chief Executive Officer & President

Alameda, California
May 23, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING, AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

GOOD GUYS, INC.
1600 Harbor Bay Parkway
Alameda, California 94502

_______________________

PROXY STATEMENT
_______________________

     The enclosed proxy is solicited on behalf of the Board of Directors of Good Guys, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held at the Company’s Corporate Headquarters, 1600 Harbor Bay Parkway, Suite 200, Alameda, California on June 26, 2003, at 10:00 a.m. Pacific Daylight Time.

     Any proxy given may be revoked by a stockholder at any time before it is voted by filing with the Secretary of the Company a notice in writing revoking it, or by duly executing a proxy bearing a later date. Proxies may also be revoked by any stockholder present at the meeting who expresses a desire to vote his or her shares in person. Subject to any such revocation, all shares represented by properly executed proxies which are received prior to the meeting will be voted in accordance with the specifications on the proxy. If no specification is made with regard to a proposal set forth in the proxy, the shares will be voted in favor of the proposal.

     A copy of the Annual Report of the Company for its fiscal year ended February 28, 2003, is being mailed to stockholders with this proxy statement. The approximate date on which this proxy statement and the accompanying proxy are being sent to stockholders is May 23, 2003.

VOTING

     Only stockholders of record on May 12, 2003 (the “Record Date”) will be entitled to notice of and to vote at the meeting. At the close of business on the Record Date, the Company had 26,952,897 shares of common stock outstanding. Each holder of record of common stock on the Record Date is entitled to one vote per share on each matter to be considered at the Annual Meeting of Stockholders. A majority of all shares represented in person or by proxy at the Annual Meeting constitutes a quorum for the transaction of business at the meeting. Abstentions are considered as shares present and entitled to vote and therefore will have the same effect as a vote against a matter presented at the meeting. Brokers who hold shares in street name for customers have the authority to vote on certain matters; with respect to any other matters, shares as to which brokers have not received discretionary voting authority from their customers are considered as shares not entitled to vote with respect to such matters, but are counted toward the establishment of a quorum.

     Each participant in the Good Guys’ Deferred Pay and Profit Sharing Plan is entitled to instruct the Plan’s Trustee to vote the shares of common stock allocated to such participant’s account on each matter to be considered at the Annual Meeting of Stockholders. If a participant does not give voting instructions to the Trustee, the shares of common stock as to which he or she was entitled to provide instructions shall be voted by the Trustee in the manner directed by the Plan’s Administrative Committee. Unallocated shares of common stock shall be voted in the same proportion as the allocated shares of common stock in the Plan.

ELECTION OF DIRECTORS

     Directors are elected to hold office until the next annual stockholders’ meeting or until their successors have been elected. The five nominees receiving the highest numbers of the affirmative votes of the shares represented in person or by proxy and entitled to vote at the Annual Meeting of Stockholders shall be elected as directors.

     Unless otherwise instructed by the stockholder, it is intended that the shares represented by the enclosed proxy will be voted for the nominees named below. Although management anticipates that all of the nominees will be able to serve, if any nominee is unable or unwilling to serve at the time of the meeting, the proxy may be voted for a substitute nominee chosen by management.

     All of the nominees are presently directors of the Company, and no nominee has any family relationship with any other nominee or executive officer. The beneficial ownership of the Company’s stock by the nominees is set forth under “Certain Stockholders.”

     The following table and biographical summaries set forth the names and ages of the nominees, their principal occupations at present, the positions and offices held by each of them with the Company in addition to the position as director, and the period during which each of them has served as a director of the Company.

Nominee	Age	Director Continuously Since

Kenneth R. Weller	54	2000
Thomas F. Herman (1) (2)	62	2002
John E. Martin (1) (2)	57	1990
Russell M. Solomon (1) (2)	75	1986
Cathy A. Stauffer	43	2001

(1)	Member of Compensation Committee
(2)	Member of Audit Committee

     Kenneth R. Weller, chairman, chief executive officer and president, has been a member of the board of directors since 2000. Mr. Weller began his career in 1982 as a sales associate at Good Guys’ Concord store, rising to the position of vice president of sales in 1986 after holding various store management positions. Mr. Weller is largely credited with the substantial growth the Company experienced during his seven years at the helm of the sales organization. Under his leadership, sales grew more than 500 percent and the store base expanded from 11 stores to 45 stores. In 1993, Mr. Weller left Good Guys and joined Best Buy as senior vice president of sales, where he was responsible for 160 stores and more than $7.5 billion in revenue. In addition, Mr. Weller led Best Buy’s expansion throughout the western United States, opening more than 60 stores in seven years before returning to the Company as president in August 2000. He was appointed chief executive officer in November 2001 and chairman in December 2001.

     Thomas F. Herman, a member of the board of directors since 2002, is the managing partner of Oak Harbor Partners, LLC, a boutique financial services firm that specializes in mergers, acquisitions and financed business expansion. His 35-year career includes numerous executive management positions with major national and regional publicly and privately held companies, including Lucky Stores, Grand Auto, The San Francisco Music Box Company, American Fashion Jewelry and Delta California Industries. Prior to founding Oak Harbor Partners in June 2001, Mr. Herman served as president and chief executive officer of an eLearning start-up focused on employment law.

     John E. Martin, a member of the board of directors since 1990, is chairman of Culinary Adventures, a privately held restaurant company with 11 locations in California, Arizona and Oklahoma. Mr. Martin, who has more than 35 years of experience in retail and restaurant management, served as chief executive officer of Taco Bell from 1983 until 1996 and also served as chairman from 1994 until 1996. From October 1996 to June 1997, Mr. Martin served as chairman and chief executive officer of PepsiCo Casual Restaurants International. Mr. Martin is also the former president of Burger Chef, Hardees and La Petite Boulangerie.

     Russell M. Solomon, a member of the board of directors since 1986, is the founder and chairman of MTS Incorporated (d.b.a. Tower Records.) Over the past 43 years, Mr. Solomon has built Tower Records into an international brand. Mr. Solomon is a former president of the National Association of Recording Merchandisers (NARM) and has served on the board of directors for both NARM and the Video Software Dealers Association (VSDA.) He is currently chairman of the Dean’s Advisory Council for the Graduate School of Management at the University of California, Davis and a member of the board of directors of the Crocker Art Museum Association in Sacramento.

     Cathy A. Stauffer, a member of the board of directors since 2001, is executive vice president of merchandising and advertising. During her more than 20 years with the Company, she has served as a corporate officer in three different capacities, overseeing merchandising, marketing and quality. Ms. Stauffer joined Good Guys in 1977 and held various positions in advertising and marketing before being named vice president of marketing in 1988 where she served until 1993. Ms. Stauffer returned to Good Guys in 1998 as a consultant and was named vice president of quality later that year. She was appointed vice president of merchandising in 1999 and executive vice president of merchandising and advertising in December 2001.

     The Board of Directors has established an Audit Committee and a Compensation Committee, but has not established a Nominating Committee.

     The Compensation Committee did not meet separately in the fiscal year ended February 28, 2003, but did take action 5 times during the course of Board meetings held during the year. The function of the Committee is to approve stock plans and option grants and review and make recommendations to the Board of Directors regarding executive compensation and benefits.

     The Audit Committee met 4 times during the fiscal year ended February 28, 2003. Responsibilities of the Committee include (1) reviewing financial statements and consulting with the independent auditors concerning the Company’s financial statements, accounting and financial policies, and internal controls, (2) reviewing the scope of the independent auditors’ activities and the fees of the independent auditors, and (3) reviewing the independence of the auditors. All of the members of the Audit Committee meet the independence standards established by the National Association of Securities Dealers. The Committee has adopted a charter, which was attached as Appendix A to the Company’s proxy statement for the annual meeting held on January 31, 2001.

     The total number of meetings of the Board of Directors during the fiscal year ended February 28, 2003 was 10. Each of the incumbent directors attended at least 75% of the aggregate of (1) the meetings of the Board during the year and (2) the total number of meetings of all committees of the Board on which the incumbent directors served.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

     Directors who are employees of the Company do not receive additional compensation for their service as directors. Effective as of July 31, 2002, Messrs. Herman, Martin and Solomon each received 27,907 shares of restricted common stock under the Company’s 1994 Stock Incentive Plan (determined by dividing $60,000 by the fair market value of the Company’s common stock on the date of grant) as compensation for the year that commenced on the date of the last annual meeting of stockholders; such stock will vest one year after such date.

     Under the Company’s 1994 Stock Incentive Plan, each person who is not an employee of the Company, upon becoming a member of the Board of Directors for the first time, is awarded a non-qualified option to purchase 20,000 shares of common stock of the Company, exercisable at a price equal to the fair market value of the Company’s common stock on the date of the award. Upon joining the board in May 2002, Mr. Herman was awarded a non-qualified option to purchase 20,000 shares of common stock, exercisable at $3.16 per share. Directors are reimbursed for expenses incurred in attending meetings.

Compensation of Executive Officers

     The following table shows specific compensation information for the fiscal years ended February 28, 2003 and February 28, 2002, the five months ended February 28, 2001 and the fiscal year ended September 30, 2000, for the Chief Executive Officer during the fiscal year ended February 28, 2003, the next four most highly compensated executive officers and two former executive officers who would have been included among the most highly compensated officers had they been executive officers as of February 28, 2003.

Summary Compensation Table

						Long-Term Compensation Awards
	Fiscal Period Ending(1)		Annual Compensation		Restricted Stock Awards ($)
						Shares Underlying Options (number)
Name and Principal Position		Salary	Bonus	Other Annual Compensation(2)

Kenneth R. Weller	February 2003	$360,014	$0	$0	$0	15,000
Chairman, Chief	February 2002	$388,348	$0	$0	$0	0
Executive Officer and	February 2001	$166,607	$66	$0	$0	0
President (3)	September 2000	$51,515	$0	$0	$0	1,000,000

Cathy A. Stauffer	February 2003	$270,010	$0	$0	$0	65,000
Executive Vice President,	February 2002	$251,143	$0	$0	$0	50,000
Merchandising and	February 2001	$99,170	$50,000	$6,330	$0	75,000
Advertising (4)	September 2000	$200,633	$0	$6,754	$0	30,000

Peter G. Hanelt	February 2003	$263,780	$200,000	$0	$0	10,000
Chief Operating Officer	February 2002	$72,611	$0	$0	$0	0
and Treasurer (5)	February 2001	$0	$0	$0	$0	0
	September 2000	$0	$0	$0	$0	0

Jeff G. Linden	February 2003	$202,508	$0	$0	$0	10,000
Vice President, Logistics	February 2002	$172,443	$13,500	$0	$0	100,000
and Operations (6)	February 2001	$56,252	$12,250	$0	$0	5,000
	September 2000	$79,315	$7,200	$0	$0	14,000

John J. DeLuca	February 2003	$206,546	$0	$0	$0	10,000
Vice President and Chief	February 2002	$137,987	$0	$0	$0	100,000
Information Officer (7)	February 2001	$0	$0	$0	$0	0
	September 2000	$0	$0	$0	$0	0

George J. Hechtman	February 2003	$237,124	$0	$0	$0	10,000
Vice President of Sales,	February 2002	$242,718	$0	$1,900	$1,158	0
Northern Division (8)	February 2001	$104,500	$50,000	$69,245	$0	0
	September 2000	$116,671	$0	$6,477	$0	100,000

Babak Ghaznavi	February 2003	$192,195	$13,875	$37,716	$0	60,000
Director of Store	February 2002	$188,299	$0	$0	$0	50,000
Operations (9)	February 2001	$67,312	$29,449	$0	$0	7,500
	September 2000	$153,664	$43,978	$0	$0	0

(1)	The Company changed its fiscal year end from September 30 to February 28 effective October 1, 2000. In the above table, “February 2003” means the 12 months ended February 28, 2003, “February 2002” means the 12 months ended February 28, 2002, “February 2001” means the 5 months ended February 28, 2001 and “September 2000” means the 12 months ended September 30, 2000.

(2)	Consists of perquisites and other personal benefits, including long term disability, life insurance premiums paid by the Company, accrued vacation for terminated employees, and the tax gross up for relocation expenses.

(3)	Mr. Weller joined Good Guys as President in August 2000, became Chief Executive Officer in November 2001 and became Chairman of the Board in December 2001.
(4)	Ms. Stauffer was promoted to Executive Vice President, Merchandising and Advertising in December 2001 after serving as a Vice President.
(5)	Mr. Hanelt joined Good Guys as Chief Operating Officer in December 2001.
(6)	Mr. Linden joined Good Guys in February 2000 and became Vice President, Logistics and Service in August 2001 and Vice President, Logistics and Operations in May 2003.

(7)	Mr. De Luca joined Good Guys as Vice President and Chief Information Officer in July 2001.
(8)	Mr. Hechtman joined Good Guys as Vice President of Administration in April 2000, became Vice President of Sales, Northern California in January 2002 and left the employ of the Company in October 2002.
(9)	Mr. Ghaznavi joined Good Guys in May 1993, was named Vice President of Sales, Southern Division in January 2002 and returned to his previous position of director of store operations in October 2002.

Stock Option Tables

     The following table shows information concerning stock options granted to the individuals named in the Summary Compensation Table above during the 12-month period ended February 28, 2003.

Option Grants in Fiscal 2003

	Individual Grants (1)
					Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term (2)(3)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees In Fiscal Year
			Exercise Price	Expiration Date

Name					5%	10%

Kenneth R. Weller	15,000	2.3%	$3.16	5/01/2012	$29,700	$75,600
Cathy A. Stauffer	15,000	2.3%	$3.16	5/01/2012	$29,700	$75,600
	50,000	7.7%	$2.33	12/17/2012	$73,500	$185,500
Peter G. Hanelt	10,000	1.5%	$3.16	5/01/2012	$19,800	$50,400
Jeff G. Linden	10,000	1.5%	$3.16	5/01/2012	$19,800	$50,400
John J. DeLuca	10,000	1.5%	$3.16	5/01/2012	$19,800	$50,400
George J. Hechtman (4)	10,000	1.5%	$3.16	5/01/2012	$19,800	$50,400
Babak Ghaznavi	10,000	1.5%	$3.16	5/01/2012	$19,800	$50,400
	50,000	7.7%	$1.65	9/17/2012	$52,000	$131,500

(1)	All information given in this table and the following table as to exercise prices and values is as of February 28, 2003.
(2)	All of the above options were granted under the 1994 Stock Incentive Plan. The options are non-qualified stock options that were granted at 100% of the fair market value of the common stock on the date of grant. The options expire ten years from the date of grant, unless otherwise earlier terminated upon the occurrence of certain events related to termination of employment. Options granted vest 33 1/3% per year on each of the first three anniversaries of the option grant date. Additional vesting of the right to exercise the options ceases when the optionee’s employment terminates.

(3)	The 5% and the 10% assumed rates of appreciation applied to the option exercise price over the ten-year option term are prescribed by the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of the future price of common stock. If the Company’s common stock does not appreciate relative to the exercise price, the named executive officers will receive no benefit from the options.

(4)	Although the original expiration date of the option was May 1, 2012, the option expired unexercised by reason of the termination of Mr. Hechtman’s employment with the Company.

     The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by the individuals named in the Summary Compensation Table above as of February 28, 2003 and the value of unexercised options as of that date.

			Number of Unexercised Options at 2/28/03		Value(1) of Unexercised In-the-Money Options at 2/28/03
	Shares Acquired on Exercise	Value Realized
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Kenneth R. Weller	—	—	666,667	348,333	$0	$0
Cathy A. Stauffer	—	—	109,167	123,333	$0	$0
Peter G. Hanelt	—	—	0	10,000	$0	$0
Jeff G. Linden	—	—	46,001	82,999	$0	$0
John J. DeLuca	—	—	33,334	76,666	$0	$0
George J. Hechtman	—	—	0	0	$0	$0
Babak Ghaznavi	—	—	33,167	95,833	$0	$8,000

(1)	The value of unexercised options is calculated by multiplying the number of options outstanding by the difference between the option exercise price and the February 28, 2003 closing price of $1.81 per share of the Company’s common stock as reported on the Nasdaq National Market. At February 28, 2003, Mr. Ghaznavi held 50,000 unexercisable options at $1.65 per share. None of the remaining individuals held options with prices below the February 28, 2003 closing price.

Employment Arrangements

     Effective as of the close of business on August 15, 2000, the Company entered into an Employment Agreement with Kenneth R. Weller, providing for his appointment to the Company’s Board of Directors and his election as President of the Company. The Agreement provides for a minimum base salary of $400,000, an annual cash incentive bonus in an amount of up to 100% of Mr. Weller’s annual base pay as reasonably determined by the Board, and for the payment of relocation expenses. The initial term of employment is for three years. The Company, however, may terminate Mr. Weller’s employment at anytime, provided that if the termination is without cause, Mr. Weller will be entitled to receive one-year severance pay based upon Mr. Weller’s then current annual base salary. Mr. Weller was granted an option outside of the 1994 Stock Option Plan to purchase 1,000,000 shares of the Company’s common stock, exercisable over a period of three years, and vesting at the rate of one-third per year (subject to full vesting in the event of a change of control or termination for any reason other than the voluntary resignation by Mr. Weller or dismissal for cause). The option is exercisable at an exercise price of $3.75 per share, the fair market value of the Company’s common stock as of the date of grant. Mr. Weller also purchased 500,000 shares of restricted stock of the Company at fair market value (with 50% warrant coverage at that same price.)

     Under an employment arrangement entered into with Peter G. Hanelt in December 2001, Mr. Hanelt received a $200,000 bonus in fiscal 2003 that was tied to his remaining in the employ of the Company through February 28, 2003 and the Company’s operating results for the year then ended.

     All of the Company’s officers, with the exception of Peter G. Hanelt, have severance agreements that provide for severance payments in the event of their termination without cause by the Company or termination by them for good reason following a change in control of the Company; the maximum payment under those agreements would be 12 months of salary.

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee of the Company are Thomas F. Herman, John E. Martin and Russell M. Solomon, all of whom are outside directors. None of the members of the Committee is or was an officer of the Company or any of its subsidiaries. See “Certain Relationships and Related Transactions” with regard to the business relationship between the Company and MTS Incorporated (d.b.a. Tower Records), the chairman of which is Russell M. Solomon.

Board Compensation Committee Report on Executive Compensation Overview and Philosophy

     The Compensation Committee of the Board of Directors is responsible for establishing the Company’s policies and administering the Company’s programs governing stock incentive plans and executive compensation, including annual salaries, bonuses (if any), and awards under stock and long-term cash incentive plans.

     The objectives of the Company’s executive compensation program are to provide the following:

  Overall compensation opportunities that are competitive within the Company’s executive labor markets and that enable the Company to attract and retain highly talented, experienced executives capable of furthering the Company’s objectives;

  Annual cash incentive compensation tied primarily to the overall financial performance of the Company, but also recognizing business unit and individual performance as appropriate; and

  Long term incentives which directly align the financial interests of management with those of the stockholders and which provide an incentive to remain in the Company’s employ.

     To achieve compensation opportunities that are competitive, the Company focuses on compensation survey data for retailers of comparable size. Although not determinative, the Company takes into consideration the percentile competitive executive pay levels and average annual percentage increases in executive compensation granted by comparable companies.

Executive Officer Compensation Program

     The Company’s executive officer compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various other common benefits.

Base Salary

     Base salary levels for the Company’s executive officers are competitively set relative to companies in the Company’s industry and other comparable companies. In determining salaries, the Compensation Committee also takes into account the Company’s financial performance and the executive’s demonstrated skill, experience and performance. During fiscal 2002 and fiscal 2003, executive officers of the Company voluntarily took reductions in their base salaries.

Annual Incentive Compensation

     The Company’s plan for annual cash incentive compensation for its executive officers for fiscal 2003 was based on achieving certain financial objectives. The first part was designed to pay a maximum of 50% of base salary if the Company achieved specific minimum net income objectives. The second part of the plan was designed to pay a supplemental bonus of up to an additional 50% of base salary if the Company achieved a maximum net income objective. Officers were not eligible to be paid more than a maximum bonus of 100% of base pay when adding together both parts of the bonus plan. No bonuses were payable under the Company’s plan in the event the Company did not achieve the minimum net income objectives, which was the case in fiscal 2003; bonus was paid for fiscal 2003 outside the plan to an executive officer pursuant to an arrangement made at the time such officer became an employee of the Company. There was no cash incentive compensation plan in effect for the fiscal year ended February 28, 2002 or for the five months ended February 28, 2001, and no cash bonuses were paid to officers with respect to either of these periods. A cash incentive compensation plan for fiscal 2000 was not established, but discretionary bonuses were paid to two officers after taking into consideration their target bonus percentages and their job performance.

Stock Option Program

     The stock option program is the Company’s principal long-term incentive plan for executive officers and key managers. The objectives of the program are to align executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return, and to enable executives to develop and maintain a significant long-term ownership position in the Company’s common stock. The Compensation Committee attempts to grant options sufficient to deliver competitive gains assuming the Company’s stock price performance is competitive, but the Committee also considers the dilutive impact of options granted.

     Stock options are granted at an option price equal to the fair market value of the Company’s common stock on the date of grant, have ten-year terms and vest ratably over a three-year period (vesting was over a four-year period prior to August 26, 1999).

Benefits

     The Company provides benefits to the executive officers that are generally available to Company employees.

Chief Executive Officer Compensation

     Kenneth R. Weller’s employment as President commenced on August 15, 2000, and he became Chief Executive Officer on November 7, 2001. Mr. Weller’s annual salary and bonus were negotiated prior to commencement of his employment and are described under Employment Arrangements above; there was no change in his salary by reason of his taking on the additional position of Chief Executive Officer. No bonus was paid to Mr. Weller for fiscal 2003. Mr. Weller voluntarily took paycuts in fiscal 2003 and fiscal 2002.

     The Compensation Committee has reviewed the total compensation of all executive officers in fiscal 2003 and has concluded that their compensation is reasonable and consistent with the Company’s compensation philosophy and industry practice.

     Section 162(m) of the Internal Revenue Code (the “Code”), enacted in 1993, limits the amount of compensation a corporation may deduct as a business expense. Section 162(m) generally disallows deductions for compensation in excess of $1 million to a company’s Chief Executive Officer or to any of its four other most highly compensated executive officers. Based upon fiscal 2003 compensation, no such limits on the deductibility of compensation applied for any officer of the Company. Compensation that is “performance-based” is not subject to that limit if certain requirements are met, and the Compensation Committee will when possible try to meet those requirements. Although the Committee reserves the right to award compensation to its executives that may not qualify under Section 162(m) as deductible compensation, the Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Exchange Act of 1933, as amended (“the 1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS Thomas F. Herman John E. Martin Russell M. Solomon

Performance Graph

     The following graph shows a five-year comparison of cumulative total returns for the Company’s common stock, the Nasdaq Stock Market (US) Index and the Nasdaq-Retail Trade Index, each of which assumes reinvestment of dividends.

COMPARISON OF 65 MONTH CUMULATIVE TOTAL RETURN*
AMONG GOOD GUYS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ RETAIL TRADE INDEX

* $100 invested on 9/30/97 in stock or index — including reinvestment of dividends.

Fiscal Period Ended	Good Guys Stock	NASDAQ Stock Market	NASDAQ Retail Trade Stocks

September 30, 1998	73.44	139.45	97.52
September 30, 1999	79.69	227.82	116.08
September 30, 2000	87.50	302.48	86.10
February 28, 2001	65.63	175.83	78.15
February 28, 2002	21.38	142.98	98.25
February 28, 2003	24.54	81.26	71.23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has five WOW! Multimedia Superstores, one in Nevada and four in California. The WOW! Multimedia Superstores, which range in size from 40,500 to 61,350 square feet, are jointly operated with Tower Records under an Operating Agreement between the Company and Tower Records. The Company and Tower Records have separate leases for their respective stores, and the Operating Agreement governs the joint operation of the facilities. The Company and Tower Records share equally certain expenses in connection with operation of these facilities, but do not share any profits on their respective sales. Russell M. Solomon, Chairman of MTS Incorporated (d.b.a. Tower Records), is a member of the Company’s Board of Directors. The Company also subleases a portion of one of its other stores to MTS Incorporated and the income received by the Company from that sublease during the fiscal year ended February 28, 2003 was $376,565.

     In March 2002, the Company completed a private placement of $5.6 million of its common stock. Participants in the offering included Chief Executive Officer Kenneth R. Weller and Chief Operating Officer Peter Hanelt. The investors purchased 2,800,000 restricted shares of the Company’s common stock at $2.00 per share; the closing price of the Company’s common stock on the NASDAQ National Market at the time of purchase was $1.85 per share. Investors also received warrants exercisable for three years at a price of $3.00 per share to purchase 280,000 additional shares of common stock. The individual purchases by Messrs. Weller and Hanelt were 150,000 shares/15,000 warrants and 75,000 shares/7,500 warrants, respectively. The shares of common stock issued to each investor and covered by the warrants were not registered under the Securities Act of 1933, as amended (the “1933 Act”), but the Company filed a Registration Statement covering those shares, which became effective on June 14, 2002.

REPORT OF AUDIT COMMITTEE

     The Audit Committee reviewed the Company’s financial statements for the fiscal year ended February 28, 2003, with the Board of Directors and discussed with Deloitte & Touche LLP, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standard No. 61. The Committee received from Deloitte & Touche the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence. After reviewing and discussing the financial statements with management and the auditors, the Committee, based upon such review and discussions, recommended that the financial statements be included in the Company’s Form 10-K for the fiscal year ended February 28, 2003.

     This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Act.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS Thomas F. Herman John E. Martin Russell M. Solomon

AMENDMENT TO 1994 STOCK INCENTIVE PLAN

     The Company believes that all key employees and directors should have a significant stake in the Company’s stock price performance under programs that link compensation to stockholder return. There remain approximately 514,537 shares of stock available for grant for this purpose under the Company’s 1994 Stock Incentive Plan (the “Plan”).

     Rather than adopting a new stock incentive plan at this time, the Compensation Committee and the Board of Directors of the Company approved in April 2003 an increase by 500,000 in the number of shares available for the grant of options under the Plan. The affirmative vote of the holders of at least a majority of the outstanding shares of common stock represented in person or by proxy and entitled to vote at the Annual Meeting of Stockholders is required for approval of the amendment.

     The following is a summary of the material features of the Plan.

General

     If the amendment to the Plan is approved, the aggregate number of shares of common stock which may be issued under the Plan will be 3,500,000 shares, of which approximately 1,014,537 shares will remain available for awards under the Plan. The Plan presently provides that the maximum number of shares covered by all grants or awards in any fiscal year of the Company to any participant cannot exceed 250,000, subject to adjustment in the event of stock splits or similar events. No awards may be granted under the Plan after November 13, 2004. Approximately 425 persons are eligible to participate in the Plan.

Administration

     The Plan will be administered by the Compensation Committee of the Board of Directors. The Committee selects key employees and directors who will receive awards, determines the amount, vesting requirements, performance criteria, if any, and other conditions of each award, interprets the provisions of the Plan and makes all other decisions regarding the operation of the Plan.

     The types of awards which the Compensation Committee will have authority to grant consist of (1) stock options, (2) restricted shares, (3) restricted share units, (4) performance units and (5) bonus shares. Each of these types of awards is described below.

Stock Options

     Stock options granted by the Compensation Committee may be either “incentive stock options” (stock options qualifying under Section 422 of Code, which may only be granted to employees of the Company), “non-qualified stock options” (stock options which do not so qualify) or both types of stock options (but not in tandem), provided that the aggregate value (at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by any Optionee during any calendar year may not exceed $100,000.

     On the date on which a person who is appointed or elected as a member of the Board for the first time, such director will be awarded a non-qualified stock option under the Plan to purchase 20,000 shares of common stock.

     The option price for each stock option may not be less than 100% of the fair market value of the common stock on the date the stock option is granted, with the exception that in the case of incentive stock options granted to an employee who owns 10% or more of the total combined voting power of all classes of stock of the Company or its subsidiaries (a “ten percent employee”) the exercise price must be not less than 110% of such fair market value. On May 12, 2003, the fair market value of a share of the Company’s common stock was $1.55.

     No stock option may be exercised by an optionee during the first six months of its term unless the exercise date has been accelerated as described under “Rights in Certain Events” below. No stock option may be exercised after the expiration of ten years from the date of grant (five years in the case of an incentive stock option granted to a ten percent employee). A stock option to the extent exercisable at any time may be exercised in whole or in part.

     Unless otherwise determined by the Compensation Committee in its discretion, if the employment or directorship of an optionee terminates for any reason other than death or disability any then outstanding stock option held by such grantee shall be exercisable by the grantee (but only to the extent exercisable by the grantee immediately prior to such termination) at any time prior to the expiration date of such stock option or within three months after the date of such termination, whichever is the shorter period. In the event of termination by reason of death or disability, the Plan provides for limited periods following any such termination during which stock options held by the optionee at the time of termination may be exercised by the optionee or his or her estate.

     The option price for each stock option will be payable in full in cash at the time of exercise; however, in lieu of cash any optionee may pay the option price in whole or in part by delivering to the Company shares of common stock having a fair market value on the date of exercise of the stock option equal to the option price for the shares being purchased, except that any portion of the option price representing a fraction of a share must be paid in cash and no shares of common stock which have been held less than six months may be delivered in payment of the option price of a stock option.

     With the exception of certain transfers allowed for estate planning purposes, no stock option granted under the Plan is transferable other than by will or by the laws of descent and distribution and a stock option may be exercised during an optionee’s lifetime only by the optionee.

     Subject to the foregoing and other provisions of the Plan, stock options granted under the Plan may be exercised at such times and in such amounts and be subject to such restrictions and other terms and conditions, if any, as will be determined, in its discretion, by the Compensation Committee. Unless otherwise specifically provided in the agreements covering options, options granted under the Plan will vest at the rate of 33 1/3% on each of the first three anniversaries of the date of grant of the option.

Restricted Shares or Restricted Share Units

     Restricted shares of common stock or restricted share units awarded by the Compensation Committee will be subject to such restrictions as the Committee may impose thereon and will be subject to forfeiture if certain events (which may, in the discretion of the Committee, include termination of employment and/or performance-based events) specified by the Committee occur prior to the lapse of the restrictions. The agreement between the Company and the grantee will set forth the number of restricted shares or restricted share units awarded to the grantee, the restrictions imposed thereon, the duration of such restrictions, the events the occurrence of which would cause a forfeiture and such other terms and conditions as the Committee in its discretion deems appropriate.

     Following a restricted share award and prior to the lapse or termination of the applicable restrictions, share certificates for the restricted shares will be held in escrow. Upon the lapse or termination of the restrictions, the share certificates will be delivered to the grantee. From the date a restricted share award is effective, however, the grantee will be a stockholder with respect to the restricted shares and will have all the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares, subject only to the restrictions imposed by the Compensation Committee.

     Restricted shares or restricted share units may be issued for no consideration or for such consideration as shall be determined at the time of the award by the Compensation Committee.

Performance Units

     The Compensation Committee may award performance units (expressed in dollars or shares) to be earned by an awardee based on the level of performance of the Company, a subsidiary or subsidiaries, a branch, department or other unit thereof or the awardee individually over a specified period of not less than one year (“Performance Period”). For each Performance Period the Committee will establish a Performance Target and a Minimum Target, which may be the same or less than the Performance Target. Targets may be expressed in terms of earnings per share, return on assets, return on equity, asset growth, ratio of capital to assets or such other level or levels of performance by the Company, a subsidiary or subsidiaries, a branch, department or other unit thereof or the awardee individually as the Committee may establish.

     An awardee will earn the performance unit in full by meeting the Performance Target for the Performance Period. If the Minimum Target has been attained but the Performance Target is not attained, the portion of the performance unit earned by the awardee will be determined on the basis of a formula established by the Compensation Committee.

     Payment in respect of earned performance units, whether expressed in dollars or shares, may be made in cash, in shares of common stock, or partly in cash and partly in shares of common stock, as determined by the Compensation Committee at the time of payment. For this purpose, performance units expressed in dollars will be converted to shares, and performance units expressed in shares will be converted to dollars, based on the fair market value of the common stock as of the date the amount payable is determined by the Committee.

     Except as otherwise provided below under “Rights in Certain Events,” if the employment of an awardee terminates prior to the close of a Performance Period for any reason other than voluntary termination with the consent of the Company or a subsidiary, retirement under any retirement plan of the Company or a subsidiary or death, the performance units of the awardee will be deemed not to have been earned, and no portion of such performance units may be paid. If prior to the close of the Performance Period the employment of an awardee is voluntarily terminated with the consent of the Company or a subsidiary or the awardee retires under any retirement plan of the Company or a subsidiary or the awardee dies during employment, the Compensation Committee may in its discretion determine to pay all or any part of the performance unit based upon the extent to which the Committee determines the Performance Target or Minimum Target has been achieved as of the date of termination of employment, retirement or death, the period of time remaining until the close of the Performance Period and/or such other factors as the Committee may deem relevant.

     Performance unit awards may have such other terms and conditions as the Compensation Committee in its discretion deems appropriate.

Bonus Shares

     The Compensation Committee will have the authority in its discretion to award bonus shares of common stock in recognition of the contribution of the awardee to the performance of the Company, a subsidiary or subsidiaries, or a branch, department or other unit, in recognition of the awardee’s individual performance or on the basis of such other factors as the Committee may deem relevant. Any bonus shares awarded would not be subject to any restrictions or possibilities of forfeiture.

Rights in Certain Events

     With respect to options granted under the Plan prior to November 8, 2000, the Plan provides for certain additional rights upon the occurrence of one or more events described in Section 9A of the Plan (“Section 9A Events”). Such an event is deemed to have occurred when (1) the Company acquires actual knowledge that any person (other than the Company, a subsidiary or any employee benefit plan sponsored by the Company or a person approved under certain circumstances by the Board of Directors) has acquired beneficial ownership, directly or indirectly, of securities of the Company representing 20% or more of the voting power of the Company, (2) a tender offer is made to acquire securities of the Company representing 20% or more of the voting power of the Company, (3) a person other than the Company solicits proxies relating to the election or removal of 50% or more of any class of the Board or (4) the stockholders of the Company approve a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company as a result of which the stockholders of the Company immediately prior to the transaction will not own a majority of the voting power of the surviving or resulting company or any company which acquires the stock of the Company or more than 20% of its consolidated assets. Unless the agreement between the Company and the awardee otherwise provides, if any Section 9A Event occurs (1) all outstanding stock options will become immediately and fully exercisable, (2) all stock options held by an awardee whose employment with the Company or a subsidiary terminates within one year of any Section 9A Event for any reason other than voluntary termination with the consent of the Company or a subsidiary, retirement under any retirement plan of the Company or subsidiary or death will be exercisable for a period of three months from the date of such termination of employment, but in no event after the expiration date of the stock option, (3) all restrictions applicable to restricted shares awarded under the Plan will lapse and (4) all performance units for which the Performance Period has not yet expired will be deemed to have been fully earned as of the date of the Section 9A Event, regardless of the attainment or nonattainment of the Performance Target or any Minimum Target.

     With respect to a change in control (as defined in the Plan) of the Company after November 7, 2000, the Company will endeavor to cause the successor entity in the transaction either to assume all of the options which have been granted after such date and which are outstanding as of the closing of such transaction, or to issue (or cause to be issued) in substitution therefor comparable options of such successor entity (or of its parent or its subsidiary). If the successor entity is unwilling to either assume such option or grant comparable options in substitution for such options on terms that are acceptable to the Company as determined by the Board in the exercise of its discretion, then with respect to each outstanding option, that portion of the option which remains unvested will become vested immediately prior to the closing; and the Board may cancel all outstanding options, and terminate the Plan, effective as of the closing, provided that it will notify the grantee of the proposed change of control transaction a reasonable amount of time prior to the closing so that the grantee will be given the opportunity to exercise his or her option (after giving effect to the acceleration of such vesting) prior to closing. In the event of a change of control transaction, the Board will also have the discretion to waive restricted share or restricted share unit restrictions and determine that performance units have been fully earned.

     The provisions of the Plan providing for the acceleration of the exercise date of stock options, the lapse of restrictions applicable to restricted shares and the deemed earnout of performance units upon the occurrence of an event described in Section 9 of the Plan and for the extension of the period during which stock options may be exercised upon termination of employment following an event described in Section 9 of the Plan may be considered as having an anti-takeover effect.

Miscellaneous

     The Board of Directors may amend or terminate the Plan at any time, except (1) the Board may not alter adversely or terminate any outstanding award without the consent of the holders thereof and (2) stockholder approval is required for any amendment that increases the total number of shares which may be issued under the Plan or if such approval is required to maintain the favorable tax treatment of incentive stock options granted under the Plan.

Federal Income Tax Consequences

     The following is a brief summary of the principal Federal income tax consequences of the grant and exercise of awards under present law.

     Incentive Stock Options. An optionee will not recognize any taxable income for Federal income tax purposes upon receipt of an incentive stock option or, generally, at the time of exercise of any incentive stock option. The exercise of an incentive stock option generally will result in an increase in an optionee’s taxable income for alternative minimum tax purposes.

     If an optionee exercises an incentive stock option and does not dispose of the shares received in a subsequent “disqualifying disposition” (generally, a sale, gift or other transfer within two years after the date of grant of the incentive stock option or within one year after the shares are transferred to the optionee), upon disposition of the shares any amount realized in excess of the optionee’s tax basis in the shares disposed of will be treated as a long-term capital gain, and any loss will be treated as a long-term capital loss. In the event of a “disqualifying disposition,” the difference between the fair market value of the shares received on the date of exercise and the option price (limited, in the case of a taxable sale or exchange, to the excess of the amount realized upon disposition over the optionee’s tax basis in the shares) will be treated as compensation received by the optionee in the year of disposition. Any additional gain will be taxable as a capital gain and any loss as a capital loss, which will be long-term or short-term depending on whether the shares were held for more than one year. Under proposed regulations, special rules apply in determining the compensation income recognized upon a disqualifying disposition if the option price of the incentive stock option is paid with shares of common stock or, in certain limited circumstances, if the optionee is subject to Section 16(b) of the 1934 Act. If shares of common stock received upon the prior exercise of an incentive stock option are transferred to the Company in payment of the option price of an incentive stock option within either of the periods referred to above, the transfer will be considered a “disqualifying disposition” of the shares transferred, but, under proposed regulations, only compensation income determined as stated above, and no capital gain or loss, will be recognized.

     Neither the Company nor any of its subsidiaries will be entitled to a deduction with respect to shares received by an optionee upon exercise of an incentive stock option and not disposed of in a “disqualifying disposition.” If an amount is treated as compensation received by an optionee because of a “disqualifying disposition,” the Company or one of its subsidiaries generally will be entitled to a corresponding deduction in the same amount for compensation paid.

     Non-Qualified Stock Options. An optionee will not recognize any taxable income for Federal income tax purposes upon receipt of a non-qualified stock option. Upon the exercise of a non-qualified stock option the amount by which the fair market value of the shares received, determined as of the date of exercise, exceeds the option price will be treated as compensation received by the optionee in the year of exercise. If the option price of a non-qualified stock option is paid in whole or in part with shares of common stock, no income, gain or loss will be recognized by the optionee on the receipt of shares equal in value on the date of exercise to the shares delivered in payment of the option price. The fair market value of the remainder of the shares received upon exercise of the non-qualified stock option, determined as of the date of exercise, less the amount of cash, if any, paid upon exercise will be treated as compensation income received by the optionee on the date of exercise of the stock option. Special rules will apply upon the exercise of a non-qualified stock option in certain limited circumstances by an optionee who is subject to Section 16(b) of the 1934 Act.

     The Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation received by the optionee.

     Restricted Shares. A grantee of restricted shares will not recognize any taxable income for Federal income tax purposes in the year of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). If a grantee is subject to Section 16(b) of the 1934 Act on the date of the award, the shares generally will be deemed to be subject to restrictions (in addition to the restrictions imposed by the award) for at least six months following the date of the award. However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the grantee does not make a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. The Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee.

     Performance Units. An awardee of performance units will not recognize any taxable income for Federal income tax purposes upon receipt of the award. Any cash or shares of common stock received pursuant to the award will be treated as compensation income received by the awardee generally in the year in which the awardee receives such cash or shares of common stock. If performance units are expressed in dollars but paid in whole or in part in shares of common stock and the awardee is subject to Section 16(b) of the 1934 Act on the date of receipt of such shares, the awardee generally will not recognize compensation income until the expiration of six months from the date or receipt, unless the awardee makes an election under Section 83(b) of the Code to recognize compensation income on the date of receipt. In each case, the amount of compensation income will equal the amount of cash and the fair market value of the shares of common stock on the date compensation income is recognized. The Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

     Bonus Shares. Any shares of common stock received pursuant to an award of bonus shares will be treated as compensation income received by the awardee generally in the year in which the awardee receives such shares. If the awardee is subject to Section 16(b) of the 1934 Act on the date of receipt of the bonus shares, the awardee generally will not recognize compensation income until the expiration of six months from the date of receipt, unless the awardee makes an election under Section 83(b) of the Code to recognize compensation income on the date of receipt. In each case, the amount of compensation income will equal the fair market value of the shares of common stock on the date compensation income is recognized. The Company or one of its subsidiaries generally will be entitled to a corresponding deduction in the same amount for compensation paid.

     Other Tax Matters. The exercise of a stock option by an awardee, the lapse of restrictions on restricted shares, or the deemed earnout of performance units following the occurrence of a Section 9 Event, in certain circumstances, may result in (i) a 20% Federal excise tax (in addition to Federal income tax) to the awardee on certain payments of common stock or cash resulting from such exercise or deemed earnout of performance units or, in the case of restricted shares, on all or a portion of the fair market value of the shares on the date the restrictions lapse and (ii) the loss of a compensation deduction which would otherwise be allowable to the Company or one of its subsidiaries as explained above.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE PLAN

AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN BENEFITS

     The Board of Directors in April 2003 approved an increase by 750,000 in the number of shares covered by the Employee Stock Purchase Plan (the “Purchase Plan”). Approval of the increase in the number of shares covered by the Purchase Plan by the holders of at least a majority of the shares of common stock represented in person or by proxy and entitled to vote at the Annual Meeting of Stockholders is being sought. The validity of the issuance of shares issued out of the increased authorization will not be affected by failure to obtain such approval, but such failure could adversely affect the favorable tax consequences to participants in the Purchase Plan that are described below.

     Through May 12, 2003, there have been 4,538,298 shares purchased under the Purchase Plan, in which all of the Company’s full-time employees may participate (approximately 275 employees are participating) and if the proposed amendment to the Purchase Plan is adopted, 961,702 shares will remain available for purchase under the Purchase Plan.

     The continued success of the Company depends upon its ability to attract and retain highly qualified and competent employees. The Purchase Plan enhances that ability and provides additional incentive to such personnel to advance the interests of the Company and its stockholders.

The Purchase Plan is described below.

General

     All employees (except any employee who owns 5% or more of the stock of the Company or whose customary employment by the Company is for five months or less in any calendar year or for an average of less than 20 hours per week) are eligible to participate in the Purchase Plan commencing on the first enrollment date (March 1, June 1, September 1, or December 1) following the commencement of their employment. Each employee enrolling in the Purchase Plan elects to make contributions by payroll deductions of any whole integer amount ranging from 1% to 15% of monthly gross pay. The rate of contribution may be either increased or decreased to such amounts on any subsequent enrollment date. No employee may purchase stock under the Purchase Plan exceeding $25,000 in fair market value in any calendar year, and no employee may make contributions for any period during which he or she is not receiving pay from the Company or its subsidiaries. Employee contributions are credited to each participant’s individual account and, on February 28, May 31, August 31 and November 30 of each year, the funds then in the participant’s account are applied to the purchase of whole shares of common stock, unless the participant has previously advised the Company that he or she does not wish shares purchased for his or her account.

     The cost to each participant’s account for the shares so purchased will be not less than 85% of the lower of the closing price on (a) the first trading day of each three-month period or (b) the last trading day of each three-month period. If the number of shares participants desire to purchase at the end of any three-month period exceeds the number of shares then available under the Purchase Plan, the shares available will be allocated among such participants in proportion to their contributions during the three-month period.

     No rights of any of the participants are assignable by operation of law or otherwise, except to the extent that there has been a designation of a beneficiary or except as permitted by the laws of descent and distribution if a beneficiary is not designated.

     The Purchase Plan will be terminated with respect to any participant when such participant (a) voluntarily elects to withdraw his or her entire account, (b) resigns or is discharged from the Company or one of its subsidiaries, (c) dies, or (d) does not receive pay from the Company or one of its eligible subsidiaries for 12 consecutive months, unless this period is due to illness, injury or for other reasons approved by the person or persons appointed by the Company to administer the Purchase Plan. Upon termination of the Purchase Plan with respect to any participant, such terminated participant will not be entitled to rejoin the Purchase Plan until the first day of the three-month period immediately following the three-month period in which the termination occurs, but such participant will be entitled to the amount of his or her individual account within 15 days after termination.

Administration

     The Purchase Plan is administered by David A. Carter, the Company’s Acting Chief Financial Officer, Vice President of Finance and Secretary. The Purchase Plan may be terminated or amended at any time by the Board of Directors.

Federal Income Tax Consequences

     The following is a brief summary of the principal Federal income tax consequences of participation under the Purchase Plan under present law.

     The Purchase Plan is intended to be a “qualified employee stock purchase plan” under the Code. The granting of the right to purchase shares under the Purchase Plan has no tax effect on the participants of the Company. No income is recognized to participants at the date shares are issued under the Purchase Plan. If shares purchased under the Purchase Plan are held for more than one year from the time they are received and for more than two years from the date the rights to purchase are granted, amounts realized on a sale of the shares are compensation to the employee taxable as ordinary income only to the extent of the lesser of (a) the amount by which the fair market value of the common stock at the date of such grant exceeds the price paid for the shares or (b) the amount by which the sale price exceeds the purchase price. Any further gain is treated as long-term capital gain. The same tax treatment is applicable to shares acquired pursuant to the valid exercise of the right to purchase subsequent to the death of an employee except that the holding period requirements do not apply. If the shares are sold within the one-year or two-year holding periods, the employee realizes compensation taxable as ordinary income to the extent the fair market value of the shares at the date of purchase was greater than the purchase price; the difference between the proceeds of sale and the fair market value of the shares at the date of purchase is a capital gain or loss (which will be long-term if the shares have been held for more than one year). For purposes of determining the beginning of the two-year holding period for shares, the date the rights to purchase are granted is deemed to be the first day of that particular three-month period in which the shares are purchased. To the extent the employee realizes ordinary income on a disposition of the shares by reason of failing to meet the requisite holding periods, the Company has a corresponding deduction.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR”
APPROVAL OF THE AMENDMENT TO THE PURCHASE PLAN

Equity Compensation Plan Information

     The following table sets forth certain aggregated information as of the end of the fiscal year ended February 28, 2003 with respect to equity securities underlying awards made under the 1994 Stock Incentive Plan and the Employee Stock Purchase Plan. All equity compensation plans of the Company have been approved by our stockholders. This table does not include the 500,000 additional shares with respect to the 1994 Stock Incentive Plan or the 750,000 additional shares with respect to the Employee Stock Purchase Plan that are the subject of the plan amendments for which the Company is seeking stockholder approval.

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)

Equity compensation plans approved by
security holders	2,993,595	$3.68	726,239
Equity compensation plans not approved
by security holders	0	N/A	0

Total	2,993,595	$3.68	726,239

RATIFICATION OF SELECTION OF AUDITORS

     Touche Ross & Co. commenced service as the independent certified public accountants for the Company in 1984. Deloitte, Haskins & Sells and Touche Ross & Co. merged, effective December 3, 1989. Representatives of Deloitte & Touche LLP are expected to be present at the stockholders’ meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     This matter is not required to be submitted for stockholder approval, but the Board of Directors has elected to seek ratification of its selection of independent public accountants by the affirmative vote of the holders of a majority of the shares present and entitled to vote at the meeting. Management has not determined what action it will take in the event the stockholders do not ratify the selection of independent public accountants.

Audit Fees

     The aggregate fees for professional services rendered by Deloitte & Touche in connection with their audit of the Company’s consolidated financial statements and reviews of the consolidated financial statements included in quarterly reports on Form 10-Q for the fiscal years ended February 28, 2003 and February 28, 2002 and statutory and public filings were approximately $319,000 and $545,000, respectively.

Audit-Related Fees

     The aggregate fees for all audit-related services, primarily for benefit plans, rendered by Deloitte & Touche for the fiscal years ended February 28, 2003 and February 28, 2002 were approximately $22,000 and $20,000, respectively.

Tax Fees

     The aggregate fees for all tax services rendered by Deloitte & Touche for the fiscal years ended February 28, 2003 and February 28, 2002 were approximately $20,000 and $201,000, respectively.

All Other Fees

     The aggregate fees for all other services rendered by Deloitte & Touche, primarily for merchandising projects and other professional services, for the fiscal years ended February 28, 2003 and February 28, 2002 were approximately $687,000 and $249,000, respectively.

Review of Auditor Independence

     The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche, as described above in “All Other Fees,” is compatible with maintaining Deloite & Touche’s independence as the Company’s principal auditor.

CERTAIN STOCKHOLDERS

     The following table sets forth information as of May 1, 2003, unless otherwise noted, regarding securities ownership by (i) each person who is known by the Company to own beneficially more than five percent of the Company’s common stock, (ii) each executive officer named in the Summary Compensation Table, (iii) the directors and nominees individually, and (iv) all executive officers and directors as a group.

	Common Stock Beneficially Owned (1)

Name	Number	Percent

Wellington Management Company, LLP (2)	2,888,700	10.7%
75 State Street, Boston MA 02109
Royce & Associates, LLC (3)	1,763,300	6.5%
1414 Avenue of the Americas, New York, NY 10019
Dimensional Fund Advisors, Inc (4)	1,520,800	5.6%
1299 Ocean Avenue, Santa Monica CA 90401
Ronald A. Unkefer (5)	1,758,734	6.1%
Kenneth R. Weller (6)	1,596,667	5.7%
Thomas F. Herman (7)	25,000	*
John E. Martin (8)	743,083	2.7%
Russell M. Solomon (9)	86,011	*
Cathy A. Stauffer (10)	149,974	*
Peter G. Hanelt (11)	101,931	*
Jeff G. Linden (12)	55,884	*
John J. DeLuca (13)	36,668	*
George J. Hechtman (14)	37,373	*
Babak Ghaznavi (15)	47,202	*
All executive officers and directors as a group (9 persons) (16)	2,835,218	10.0%

*	Represents less than 1% of the outstanding shares.
(1)	The stockholders named in the table have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)	In the Form 13G filed on February 12, 2003, the stockholder reports shared voting and dispositive power for all shares beneficially owned.
(3)	As of February 5, 2003.
(4)	In the Form 13G filed on February 10, 2003, the stockholder reports sole voting and dispositive power, but disclaims beneficial ownership.
(5)	Includes 1,758,734 shares issuable upon the exercise of outstanding warrants that are exercisable within 60 days.
(6)	Includes 936,667 shares issuable upon the exercise of outstanding stock options and warrants that are exercisable within 60 days.
(7)	Includes 20,000 shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days.
(8)	Includes 138,744 shares issuable upon the exercise of outstanding stock options and warrants that are exercisable within 60 days.

(9)	Includes 36,387 shares issuable upon the exercise of outstanding stock options and warrants that are exercisable within 60 days, and also includes 20,774 shares held in trusts established by Mr. Solomon as to which he disclaims beneficial interest.

(10)	Includes 4,258 shares held by the trustee of The Good Guys’ Deferred Pay and Profit-Sharing Plan and allocated to Ms. Stauffer, as to which Ms. Stauffer has voting power, and 115,834 shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days.

(11)	Includes 8,097 shares held by the trustee of The Good Guys’ Deferred Pay and Profit-Sharing Plan and allocated to Mr. Hanelt, as to which Mr. Hanelt has voting power, and 10,834 shares issuable upon the exercise of outstanding stock options and warrants that are exercisable within 60 days.

(12)	Includes 52,668 shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days.
(13)	Includes 36,668 shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days.
(14)	Beneficial ownership is based upon Form 5 filed for the period ended February 28, 2002.
(15)	Includes 10,701 shares held by the trustee of The Good Guys’ Deferred Pay and Profit-Sharing Plan and allocated to Mr. Ghaznavi, as to which Mr. Ghaznavi has voting power, and 36,501 shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days.

(16)	Includes 12,355 shares held by the trustee of The Good Guys’ Deferred Pay and Profit-Sharing Plan and 1,387,802 shares issuable upon exercise of outstanding stock options and warrants that are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

     Under the securities laws of the United States, the Company’s directors and executive officers, and any persons holding more than ten percent of the Company’s common stock, are required to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file by such dates of which it becomes aware during the fiscal year. Subject to the foregoing, the Company believes that during the last fiscal year its directors and officers filed on a timely basis all such reports required to be filed.

2004 STOCKHOLDERS PROPOSALS

     Proposals by stockholders of the Company intended to be presented at the next annual meeting must be received by the Company for inclusion in the Company’s proxy statement and form of proxy relating to that meeting by February 1, 2004.

EXPENSES OF SOLICITATION

     The expense of preparing, assembling, printing and mailing the forms of proxy and the material used in the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies personally or by mail, telephone, facsimile or electronic mail, the cost of which will be borne by the Company. Arrangements will also be made for the forwarding of soliciting material by nominees, custodians and fiduciaries to their principals.

OTHER MATTERS

     Management knows of no other matters which will be brought before the meeting, but if such matters are properly presented, the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.

BY THE BOARD OF DIRECTORS Kenneth R. Weller Chairman, Chief Executive Officer & President

Alameda, California
May 23, 2003

GOOD GUYS, INC. 1600 HARBOR BAY PARKWAY, SUITE 200 ALAMEDA, CA 94502

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Good Guys, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

YOUR VOTE IS IMPORTANT TO THE COMPANY

PLEASE SIGN AND RETURN YOUR PROXY BY TEARING OFF THE BOTTOM PORTION OF THIS PROXY CARD AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GDGYS1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GOOD GUYS, INC.
The Board of Directors recommends a vote FOR all listed nominees for Director, FOR Item 2, FOR item 3 and FOR item 4.
Vote On Directors							To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's number on the line below.
1.	ELECTION OF DIRECTORS			For All	Withhold All	For All Except
	Nominees:	01) Kenneth R. Weller 02) Thomas F. Herman 03) John E. Martin	04) Russell M. Solomon 05) Cathy A. Stauffer	o	o	o
Vote On Proposals		For	Against	Abstain

2.	1994 STOCK INCENTIVE PLAN To approve an increase by 500,000 in the number of shares covered by the 1994 Stock Incentive Plan.	o	o	o

3.	EMPLOYEE STOCK PURCHASE PLAN To approve an increase by 750,000 in the number of shares covered by the Employee Stock Purchase Plan.	o	o	o

4.	APPROVAL OF AUDITORS To ratify the selection of Deloitte & Touche LLP as independent Certified Public Accountants to the Company.	o	o	o

Receipt is hereby acknowledged of Good Guys, Inc. Notice of Annual Meeting of Stockholders and Proxy Statement.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address changes, please check this box and write them on the back where indicated	o

Please indicate if you plan to attend this meeting. This must be answered for admission.	o	o
	Yes	No

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

INVESTOR INFORMATION

Additional information on the Company, including copies of recent quarterly press releases, can be found online at www.goodguys.com.

Information can also be obtained by contacting:

Investor Relations Good Guys, Inc. 1600 Harbor Bay Parkway, Suite 200 Alameda, CA 94502 (510) 747-6000 investor@goodguys.com

PROXY

GOOD GUYS, INC.

     PROXY/VOTING INSTRUCTIONS SOLICITED BY BOARD
OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS

     I appoint Kenneth R. Weller and Cathy A. Stauffer, and each of them, proxies with full power of substitution, to vote all of my common stock of Good Guys, Inc. at the Annual Meeting of Stockholders to be held at the Company's Corporate Headquarters, 1600 Harbor Bay Parkway, Suite 200, Alameda, California on June 26, 2003, at 10:00 a.m. Pacific Daylight Time and at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the board of directors' recommendations, please sign the reverse side; no boxes need to be checked.

     The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy and return it promptly in the enclosed envelope.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the other side)